SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 11, 2011

Date of Report (Date of Earliest Event Reported)
FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)
(301) 986-9200

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
First Potomac Realty Trust (the “Company”) is filing this Current Report on Form 8-K to provide certain information with respect to the Company’s recent acquisition activity. The information related to the Company’s recent acquisition activity, as set forth herein, updates and supersedes in its entirety the information contained in the Company’s Current Report on Form 8-K filed on November 8, 2010 under the captions “Recently Completed Acquisitions” and “Pending Acquisitions Under Contract.”
In addition, the Company is filing this Current Report on Form 8-K to report the Company’s commencement of an underwritten public offering of its Series A Cumulative Redeemable Perpetual Preferred Shares, par value $0.001 per share (“Series A Preferred Shares”).
Recently Completed Acquisitions and Investments
1750 H Street. On October 28, 2010, the Company, through a joint venture in which the Company owns a 50% interest and serves as the operating member, completed the purchase of 1750 H Street, N.W., a ten-story, 111,300 square-foot office building in Washington, D.C., for approximately $65.0 million. As of September 30, 2010, the property was 100% leased to six tenants. The acquisition was financed by the assumption by the joint venture of a $31.4 million mortgage loan with the balance of $33.6 million paid by the joint venture in cash, half of which the Company funded at closing.
Battlefield Corporate Center. On October 28, 2010, the Company completed the acquisition, structured as a contribution to First Potomac Realty Investment Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), of Battlefield Corporate Center, a one-story, 96,700 square-foot office building in Chesapeake, Virginia, for approximately $8.0 million in total consideration. As of September 30, 2010, the property was 100% leased to one tenant in the healthcare industry that, prior to the acquisition, was already one of the Company’s largest tenants. The acquisition was financed through a new $4.3 million mortgage loan on the property, approximately $3.5 million paid in the form of operating partnership units and $175,000 in cash.
Redland Corporate Center Phases II and III. On November 11, 2010, the Company acquired a 90% interest in a joint venture that owns 520 Gaither Road (Phase II) and 530 Gaither Road (Phase III) in Rockville, Maryland. Upon consummation of this acquisition, the joint venture retired the existing first mortgage loan on the property in the principal amount of approximately $71.3 million. The Company’s total investment in the joint venture initially is approximately $84.0 million, which the Company funded through a combination of available cash and a new $50.0 million three-month term loan provided by an affiliate of KeyBanc Capital Markets Inc. (which loan may be extended for an additional three months, subject to certain customary conditions) that is secured by the Company’s interest in the joint venture. In addition, the Company anticipates funding up to an additional $15.0 million in the future for capital improvements, tenant improvements and other capital needs at the project. The Company’s interest in the joint venture consists of a $74.5 million preferred equity interest with a preferred return of initially 8.5%, which will be reduced to 6.5% if and as occupancy increases, with the balance representing a common equity interest in the joint venture. As of December 31, 2010, the 136,400 square-foot Phase III office building was 100% leased to a defense contractor and the 210,200 square-foot Phase II office building was 99% vacant. As of December 31, 2010, one lease totaling 11,000 square feet had been executed with respect to the Phase II building, and the Company expects occupancy to commence in the second quarter of 2011.
Atlantic Corporate Park in Sterling, Virginia. On November 19, 2010, the Company acquired two four-story office buildings, each containing approximately 110,000 square feet, located in Northern Virginia for aggregate consideration of $22.5 million in cash. The properties were built in 2008, are LEED Gold certified and, as of December 31, 2010, were unoccupied.
1211 Connecticut Avenue. On December 1, 2010, the Company acquired 1211 Connecticut Avenue, N.W., an eight-story, 137,000 square-foot office building located in Washington, D.C., for $49.5 million in cash. As of December 31, 2010, the building was 100% leased to 25 tenants.
950 F Street. On December 21, 2010, the Company made a loan in the amount of $25 million to the owners of a 287,000 square foot, 92% leased office building located at 950 F Street, N.W. in Washington, D.C. The loan bears interest at a rate of 12.5% per annum, is interest only and matures on April 1, 2017. The loan is secured by a portion of the borrowers’ ownership interest in the entity which owns the property-owning entity. The office building is subject to a first mortgage loan in the original principal amount of $149.7 million. The first mortgage loan matures on April 1, 2017.
440 First Street. On December 28, 2010, the Company acquired 440 First Street, NW, an office building in shell condition located in Washington, D.C., for $15.3 million, which is subject to a 45-year ground lease. The Company has reached an agreement with the land owner to purchase the fee interest in the land on or about January 11,2011, for approximately $8.0 million. After a complete renovation, including the addition of an additional floor, the building is expected to be a nine-story, LEED Gold certified office building containing approximately 118,000 square feet.
7458 Candlewood Drive. On December 30, 2010, the Company acquired 7458 Candlewood Drive, a 295,000 square-foot warehouse building located in Hanover, Maryland for aggregate consideration of approximately $22.6 million, comprised of the Company’s assumption of a $14.7 million mortgage loan on the property (33% of which the Company has guaranteed on a recourse basis) and approximately $7.9 million in cash. As of November 1, 2010, the building was 92% leased to three tenants. The Company recently signed an additional lease at this property, and as of January 10, 2011, the property was 100% leased to four tenants.
On January 6, 2011, the Company was notified that the largest tenant at this property, which currently leases approximately 217,400 square feet (or approximately 74% of the gross leasable area of the building) under a lease that represents approximately $1.5 million of annualized base rent in 2011, filed for Chapter 11 bankruptcy protection. The Company has been working with this tenant to reduce the amount of space it occupies and has identified potential tenants to backfill a portion of the tenant’s space. The Company is not assured that this tenant will continue to pay rent to the Company in the future, and the Company may be delayed or precluded from collecting rents currently owed by this tenant. In addition, the tenant may ultimately reject its lease and vacate the space, and the Company may be unable to re-let all or a portion of the space on favorable terms or at all. These conditions may cause the property to not perform as the Company expected or produce the returns that the Company anticipated when it purchased the property. This would result in the property not generating enough revenue to make the required debt service payments on the mortgage loan, which would cause the Company to fund such payments or default on such loan. A default under the mortgage loan could result in foreclosure on the property and payment under the Company’s 33% recourse guaranty.
Aviation Business Park. On September 30, 2010, the Company acquired for $8.0 million a $10.6 million principal amount loan secured by Aviation Business Park in Glen Burnie, Maryland. On December 29, 2010, the Company, through a joint venture in which the Company owns a 50% interest, also obtained from the borrower title to the property. The property consists of three single-story office buildings totaling 121,000 square feet. As of December 31, 2010, the property was 12.5% leased to one tenant.
Pending Acquisitions Under Contract
840 First Street, N.E. On November 2, 2010, the Company agreed to acquire 840 First Street, N.E., a 12-story, 248,500 square-foot office building located in Washington, D.C., for aggregate consideration of approximately $90.0 million. The acquisition is structured as a contribution to the Operating Partnership. As of September 30, 2010, the property was 100% leased to one tenant that specializes in the healthcare insurance industry. The Company expects to finance the acquisition through the assumption of a $58.7 million mortgage loan on the property and the issuance of approximately $31.3 million in operating partnership units (with the contributor having the option to receive up to $12.0 million of this amount in cash). In addition, the Company agreed to issue to the seller up to $10.0 million in additional operating partnership units if certain leasing targets are achieved at the property within the next four years. The Company has completed its due diligence on the property and is awaiting lender approval of the loan assumption.
Cedar Hill I & III and Merrill Lynch Building. On July 23, 2010, the Company agreed to acquire Cedar Hill I & III, two three-story office buildings totaling 102,600 square-feet located in Tyson’s Corner, Virginia and the Merrill Lynch Building, a 12-story, 137,600 square-foot office building located in Columbia, Maryland. The aggregate purchase price for the properties is approximately $33.8 million, comprised of the Company’s assumption of a $30.0 million mortgage loan and approximately $3.8 million in cash. As of September 30, 2010, the Cedar Hill properties were 100% leased to the GSA, and the Merrill Lynch Building was 70% leased to 25 tenants. The Company has completed its due diligence on these properties and is awaiting lender approval of the loan assumption.

One Fair Oaks. On November 11, 2010, the Company agreed to acquire One Fair Oaks in Fair Oaks, Virginia for aggregate consideration of approximately $61.3 million, comprised of the Company’s assumption of a $52.4 million mortgage loan on the property and approximately $8.9 million in cash. One Fair Oaks is a 12-story, 214,200 square-foot office building. As of September 23, 2010, the property was 100% leased to a defense contractor. The Company has completed its due diligence on the property and is awaiting lender approval of the loan assumption.
The consummation of the pending acquisitions under contract are subject to customary closing conditions, including consent by the applicable lender of the Company’s assumption of the existing mortgage loan on the property. There can be no assurance that these conditions will be satisfied or that the proposed acquisitions under contract will be consummated on the terms described above, or at all.
Commencement of Public Offering of Series A Preferred Shares
On January 11, 2011, the Company announced it had commenced an underwritten public offering of its Series A Preferred Shares. The Company’s press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description

99.1	Press Release of the Company dated January 11, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
January 11, 2011	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President and General Counsel

FIRST POTOMAC REALTY TRUST
INDEX TO EXHIBITS

Exhibit
No.	Description

99.1	Press Release of the Company dated January 11, 2011